Exhibit 99

Press Release

July 30, 2009

FOR IMMEDIATE RELEASE
For more information contact:
Doug Gulling, Executive Vice President and Chief Financial Officer (515) 222-2309

WEST BANCORPORATION, INC. ANNOUNCES RESULTS FOR 2nd QUARTER AND FIRST HALF OF 2009

West Des Moines, IA – West Bancorporation, Inc. (NASDAQ: WTBA) (the “Company”), parent company of West Bank and WB Capital Management Inc. (“WB Capital”), reports a net loss of $(22.3) million for the second quarter of 2009.  The net loss for the first half of 2009 was $(19.3) million.

The loss for the second quarter and resulting year-to-date loss are primarily due to goodwill impairment of $23 million and a provision for loan losses totaling $15 million for the second quarter.  The second quarter provision for loan losses combined with the first quarter provision of $3.5 million results in a year-to-date provision of $18.5 million.

Goodwill impairment was reviewed for the interim period because the Company’s stock traded at a market price of less than its per share book value.  The Company hired a third party valuation firm to assist in determining if goodwill had been impaired.  “It has not been unusual for companies that have made acquisitions in the past few years to be experiencing goodwill impairment during these economic times,” said Doug Gulling, Executive Vice President and Chief Financial Officer.  “It is important to note that the charge does not impact the Company’s tangible equity and has a negligible impact on its regulatory capital ratios.”

The Company’s goodwill consisted of two pieces.  Goodwill totaling $13.3 million was associated with the acquisition of Hawkeye State Bank in Iowa City in 2003 and $11.6 million was associated with the acquisitions of VMF Capital in 2003 and Investors Management Group, Ltd. in 2005, which combined constitute WB Capital Management Inc.  It has been determined that all of the goodwill associated with the bank acquisition has been impaired and $9.7 million of the goodwill associated with WB Capital has been impaired.

This goodwill impairment has no impact on the Company’s liquidity, cash flows or tangible capital ratios and a negligible impact on the Company’s other regulatory capital ratios. The Company and its banking subsidiary, West Bank, exceed the regulatory requirements for being well-capitalized.

The following are the regulatory capital ratios as of June 30, 2009:

	Requirments to Be
	Well-Capitalized		Actual
	Amount	Ratio	Amount	Ratio

As of June 30, 2009:
Total Capital (to Risk-Weighted Assets)
Consolidated	n/a	n/a	$166,522,000	13.1%
West Bank	$126,461,000	10.0%	162,384,000	12.8

Tier I Capital (to Risk-Weighted Assets)
Consolidated	n/a	n/a	150,560,000	11.9
West Bank	75,877,000	6.0	136,479,000	10.8

Tier I Capital (to Average Assets)
Consolidated	n/a	n/a	150,560,000	8.6
West Bank	87,073,000	5.0	136,479,000	7.8

In recognition of the weakened Iowa economy, the Company made a $15 million provision for loan losses in the second quarter.  The second quarter provision was the result of net loans charged off during the quarter that totaled $9.4 million, including $4.6 million to one customer, and continued deterioration in collateral values on certain loans.  “Additions to the loan loss reserves reflect our thorough and aggressive stance to monitor loans that show signs of stress,” said David R. Milligan, Interim Chief Executive Officer.  “It is important to remember that, as a community bank, we reflect both the successes and struggles of our community.”

The allowance for loan losses as a percentage of average loans outstanding during the first six months of 2009 was 2.11 percent.  Management believes the allowance is adequate to absorb the losses inherent in the loan portfolio, although the economic environment will be a significant determinant of future provisions for loan losses.  “Our opinion is that we have not seen a turn around in the economy at this point in time,” said Milligan.

The net loss of $(22.3) million for the second quarter of 2009 was in contrast to net income of $4.5 million for the second quarter of 2008.  The common stock loss per share for the second quarter of 2009, after a preferred stock dividend of $450,000 and preferred stock discount amortization of $120,000, was $(1.32) compared to earnings per common share of $0.26 for the second quarter of 2008.

For the first half of 2009, the net loss was $(19.3) million compared to net income of $5.9 million for the first half of 2008.  The common stock loss per share for the first half of 2009, after a preferred stock dividend of $900,000 and preferred stock discount amortization of $237,000, was $(1.18) compared to earnings per common share of $0.34 for the first half of 2008.

For the second quarter of 2009, noninterest income is $491,000 lower than the same period last year.  The category with the largest decline was investment advisory fees which were $367,000 lower because of the decline in the value of assets under management.

Noninterest expenses, excluding goodwill impairment, for the second quarter of 2009 were $1,053,000 higher than the second quarter of last year.  The most significant increase was in FDIC insurance expense, which was $1,130,000 higher, including a special assessment of $695,000.

During the first half of 2009, loans, not including those held for sale, grew by $14.6 million.  Total deposits grew by $22.1 million.

Non-performing assets were $64.3 million at June 30, 2009, compared to $35.8 million at the end of 2008.  The allowance for loan losses as a percent of total loans was 2.12 percent as of June 30, 2009, compared to 1.40 percent at the end of 2008.  Non-performing assets as a percentage of total assets at June 30, 2009, was 4.25 percent compared to 2.30 percent at 2008 year end.

The Company filed its second quarter Form 10-Q with the Securities and Exchange Commission today.  It is available on the Investor Relations section of the Company’s website at www.westbankiowa.com.

The Company will discuss its results for the second quarter and first half of 2009 during a conference call scheduled for 2:00 p.m. central time today, Thursday, July 30, 2009.  The telephone number for the conference call is 800-860-2442.  A recording of the call will be available until August 14, 2009, at 877-344-7529, pass code: 426995.

West Bancorporation, Inc. is headquartered in West Des Moines, Iowa.  Serving Iowans since 1893, West Bank, a wholly-owned subsidiary of West Bancorporation, Inc., is a community bank that focuses on lending, deposit services, and trust services for consumers and small- to medium-sized businesses.  West Bank has two full-service offices in Iowa City, one full-service office in Coralville, and eight full-service offices in the greater Des Moines area.  WB Capital Management Inc., also a wholly-owned subsidiary of West Bancorporation, Inc., has offices in West Des Moines and Coralville.  It provides portfolio management services to retirement plans, corporations, public funds, mutual funds, foundations, endowments, and high net worth individuals.

The information contained in this report may contain forward-looking statements about the Company’s growth and acquisition strategies, new products and services, and future financial performance, including earnings and dividends per share, return on average assets, return on average equity, efficiency ratio and capital ratios.  Certain statements in this report constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements preceded by, followed by or that include the words “believes,” “expects,” “intends,” “should,” or “anticipates,” or similar references or references to estimates or similar expressions.  Such forward-looking statements are based upon certain underlying assumptions, risks and uncertainties.  Because of the possibility of change in the underlying assumptions, actual results could differ materially from these forward-looking statements.  Risks and uncertainties that may affect future results include: interest rate risk; competitive pressures; pricing pressures on loans and deposits; changes in credit and other risks posed by the Company’s loan and investment portfolios, including declines in commercial or residential real estate values or changes in the allowance for loan losses dictated by new market conditions or regulatory requirements; actions of bank and non-bank competitors; changes in local and national economic conditions; changes in regulatory requirements, including actions of the Securities and Exchange Commission and/or the Federal Reserve Board; changes in the Treasury’s Capital Purchase Program; and customers’ acceptance of the Company’s products and services.  The Company undertakes no obligation to revise or update such forward-looking statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

WEST BANCORPORATION, INC. AND SUBSIDIARIES
Financial Information (unaudited)
(in thousands, except per share data)

	June 30,	June 30,
CONSOLIDATED STATEMENTS OF CONDITION	2009	2008
Assets
Cash and due from banks	$23,985	$55,657
Short-term investments	64,254	6,453
Securities	255,596	178,385
Loans held for sale	7,213	2,229
Loans	1,115,324	1,057,830
Allowance for loan losses	(23,662)	(10,557)
Loans, net	1,091,662	1,047,273
Goodwill and other intangible assets	2,989	26,702
Bank-owned life insurance	24,986	24,790
Other assets	43,216	27,378
Total assets	$1,513,901	$1,368,867

Liabilities and Stockholders' Equity
Deposits:
Noninterest-bearing	$209,893	$189,596
Interest-bearing
Demand	132,597	88,868
Savings	348,275	226,574
Time of $100,000 or more	250,202	264,836
Other Time	235,927	168,597
Total deposits	1,176,894	938,471
Short-term borrowings	52,200	124,333
Long-term borrowings	145,619	173,119
Other liabilities	10,520	15,111
Stockholders' equity	128,668	117,833
Total liabilities and stockholders' equity	$1,513,901	$1,368,867

	PER COMMON SHARE		MARKET INFORMATION (1)
	Net Income	Dividends	High	Low
2009
1st quarter	$0.14	$0.08	$12.40	$4.36
2nd quarter	(1.32)	0.01	9.50	5.00

2008
1st quarter	$0.08	$0.16	$14.43	$11.71
2nd quarter	0.26	0.16	13.48	8.63
3rd quarter	(0.02)	0.16	16.21	7.30
4th quarter	0.12	0.16	13.50	8.67

(1)  The prices shown are the high and low sale prices for the Company's common stock, which trades on the NASDAQ Global Select Market, under the symbol WTBA.  The market quotations, reported by NASDAQ, do not include retail markup, markdown or commissions.

WEST BANCORPORATION, INC. AND SUBSIDIARIES
Financial Information (continued) (unaudited)
(in thousands, except per share data)

	Three months ended		Six months ended
	June 30,		June 30,
CONSOLIDATED STATEMENTS OF INCOME (LOSS)	2009	2008	2009	2008
Interest income
Loans	$15,102	$15,313	$30,124	$31,690
Securities	1,961	1,942	3,798	4,268
Other	208	75	311	235
Total interest income	17,271	17,330	34,233	36,193

Interest expense
Deposits	5,305	4,538	10,570	10,510
Short-term borrowings	84	719	175	2,012
Long-term borrowings	1,687	1,838	3,356	3,560
Total interest expense	7,076	7,095	14,101	16,082

Net interest income	10,195	10,235	20,132	20,111
Provision for loan losses	15,000	1,000	18,500	6,600
Net interest income after provision for loan losses	(4,805)	9,235	1,632	13,511

Noninterest income
Service charges on deposit accounts	1,073	1,250	2,042	2,296
Trust services	179	204	359	398
Gains and fees on sales of residential mortgages	237	135	535	220
Investment advisory fees	1,593	1,960	3,009	3,898
Increase in cash value of bank-owned life insurance	181	257	363	449
Proceeds from bank-owned life insurance	-	-	840	-
Other income	527	475	1,031	947
Total noninterest income	3,790	4,281	8,179	8,208

Investment securities gains (losses), net
Total other-than-temporary impairment losses	(1,013)	-	(2,428)	-
Portion of loss recognized in other comprehensive income
(loss) before taxes	738	-	738	-
Net impairment losses recognized in earnings	(275)	-	(1,690)	-
Realized securities gains (losses), net	-	-	1,453	5
Investment securities gains (losses), net	(275)	-	(237)	5

Noninterest expense
Salaries and employee benefits	3,308	3,634	6,972	7,365
Occupancy	1,163	899	2,103	1,799
Data processing	579	611	1,125	1,198
FDIC insurance expense	1,283	153	1,736	185
Goodwill impairment	23,036	-	23,036	-
Other expense	1,781	1,764	3,681	3,279
Total noninterest expense	31,150	7,061	38,653	13,826

Income (loss) before income taxes	(32,440)	6,455	(29,079)	7,898
Income taxes (benefits)	(10,161)	1,941	(9,741)	2,010
Net income (loss)	$(22,279)	$4,514	$(19,338)	$5,888
Preferred stock dividends and accretion of discount	(570)	-	(1,137)	-
Net income (loss) available to common stockholders	$(22,849)	$4,514	$(20,475)	$5,888

PERFORMANCE HIGHLIGHTS
Return on average equity	-58.33%	15.23%	-25.54%	9.83%
Return on average assets	-5.10%	1.39%	-2.34%	0.90%
Net interest margin	2.63%	3.56%	2.74%	3.47%
Efficiency ratio	212.65%	47.05%	130.59%	47.25%